                                                                    EXHIBIT 99.1


                                 PRESS RELEASE

LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, LA 70808

Company Contact: Keith A. Istre
Chief Financial Officer
(504) 926-1000


                      LAMAR ADVERTISING COMPANY ANNOUNCES
                        AGREEMENT TO PURCHASE STOCK OF
                          OUTDOOR COMMUNICATIONS, INC.


Baton Rouge, LA -- Wednesday, August 12, 1998 -- Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced that it has signed a definitive agreement to purchase all of the outstanding stock of Outdoor Communications, Inc. for a total purchase price of $385 Million including the assumption of debt. This acquisition consists of approximately 14,700 displays in 12 states. Certain of the markets included in this acquisition are as follows:

Birmingham, AL

Huntsville, AL

Tuscaloosa, AL

Athens, GA

Rome, GA

Decatur, IL

Paducah, KY

Duluth, MN

St. Cloud, MN

Saginaw, MI

Traverse City, MI

Johnson City, TN

Corinth, MS


This acquisition is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and the satisfaction of other customary closing conditions.

According to Kevin Reilly, Jr., the President and CEO of Lamar, "The acquisition of Outdoor Communications is a strategic geographical fit Lamar's existing areas of operation. It provides entry into 8 new southeastern markets and 5 new northern markets. Outdoor Communications is a very attractive business and I am extremely pleased to be able to fold it into the Lamar operation."


John C. Stanley, IV, Chairman and CEO of Outdoor Communications, Inc. stated, "After successfully building a company for 26 years, I am pleased for it to become a part of this organization. I am confident our people will be important contributors to Lamar." Chase Securities Inc. served as financial advisor to Outdoor Communications, Inc.


Lamar Advertising Company is an owner and operator of outdoor advertising structures, currently with 76 primary markets in 34 states, logo franchises in 18 states, a Tourist Oriented Directional Sign (TODS) program in the province of Ontario, Canada and 19 transit advertising franchises in 9 states.